Exhibit 14.1

                                 CODE OF ETHICS


                       RENEGADE VENTURE (NEV.) CORPORATION
                           CODE OF ETHICS FOR CEO AND
                            SENIOR FINANCIAL OFFICERS


INTRODUCTION

This Code of Business Ethics (this "Code") is applicable to the Chief Executive Officer, Chief Financial Officer, Treasurer, and Chief Accounting Officer or Controller or persons performing similar functions (collectively, the "Covered Persons") of Renegade Venture (NEV.) Corporation, a Nevada Corporation, and all of its subsidiary companies (collectively, the "Company").

This Code of Ethics has been adopted by the Company to ensure compliance with legal requirements, including Section 406 of the Sarbanes-Oxley Act of 2002 and rules promulgated by the Securities and Exchange Commission (the "Commission"). The purpose of this Code of Ethics is to deter corporate wrongdoing and to promote:

(1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company; and

(3) compliance with applicable governmental laws, rules and regulations.

The Covered Persons are required to promptly report any violation of this Code of Ethics to the Chairman of the Audit Committee. If the Chairman of the Audit Committee finds a violation of this Code of Ethics, it shall refer the matter to the full Board of Directors.

In the event of a finding that a violation of this Code of Ethics has occurred, appropriate action shall be taken that is reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices to the individual involved of the determination that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, and up to and including, if appropriate, termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors (or the independent directors as the case may be) shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individuals in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

The Company is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code of Ethics is subject to modification. Any amendment or waiver of any provision of this Code of Ethics must be approved in writing by the Board of Directors and promptly disclosed pursuant to applicable laws and regulations.

1. Each Covered Person must avoid any transaction or arrangement that would create a conflict of interest or the appearance of a conflict of interest between personal and professional relationships.

A conflict of interest may be defined generally as a conflict between the Covered Person's private interests and his or her responsibilities to the Company or an entity with which the Company maintains a relationship. A conflict of interest can also arise when an immediate family member is involved in a transaction or arrangement that in any way casts doubt upon the Covered Person's independence. An "immediate family member" includes a Covered Person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-in-law, and anyone (other than employees) who shares the Covered Person's home.

2. Covered Persons may only accept items of nominal value as gifts from the Company or any individual or entity that is involved or seeks to become involved in a business relationship with the Company.

Gifts to Covered Persons must be inexpensive, unsolicited and not given with the objective of influencing the Covered Person's judgment. It is acceptable for a Covered Person to accept modest meals or other inexpensive forms of entertainment from individuals or entities that are involved or seek to become involved in a business relationship with the Company as long as these items are not provided in order to influence the Covered Person's business judgment or decision. Under no circumstances is a Covered Person permitted to accept payments, loans, kickbacks, bribes, special privileges or services from anyone. If there are any questions or borderline case, Covered Persons should discuss them with their immediate superiors.

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3. All Covered Persons are responsible for maintaining accurate financial records for the Company.

Covered Persons must closely adhere to the following accounting guidelines:

(a) all assets, liabilities and transactions of the Company should be accurately recorded in accordance with the Company's record keeping procedures and generally accepted accounting principles;

(b) no false or misleading entries are permitted to be knowingly made or caused to be made in the Company's record books, even if such entries would not be material to the Company or its operations as a whole; and

(c) any entries that are inaccurate, false or irregular should be promptly reported to a member of the Company's Audit Committee for an immediate corrective action.

4. Covered Persons must recognize that confidential information is an asset of the Company, and must refrain from using inside information to their personal advantage.

Covered Persons must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

At its core, the prohibition against insider trading focuses on the buying, selling or trading in securities using non-public information. The prohibition applies to trading in securities issued by the Company as well as securities issued by the business partners of the Company, or any entity with which the Company has a business relationship. Covered Persons should refer to the RENEGADE VENTURE (NEV.) CORPORATION Insider Trading Policy for further guidance.

Covered Persons are in a unique position to acquire non-public information about the Company, and such information might influence their decision to buy, sell or trade securities. In addition to refraining from using inside information in making their own investment decisions, Covered Persons should also avoid discussing the inside information with friends or immediate family members (whether at home or in the public) or mailing or faxing the inside information to outside sources unless appropriate confidentiality agreements are in place to ensure that material, non-public information is not used improperly.

5. The conduct of Covered Persons should be governed by the highest standards of integrity and fairness.

Covered Persons should avoid those situations in which outside personal interests conflict with the Company's business. These situations include:

(a) ownership by a Covered Person, or a member of his or her immediate family, of a material financial interest in any outside enterprise that is involved or seeks to become involved in a business relationship with the Company;

(b) ownership by a Covered Person, or a member of his or her immediate family, of a material financial interest in any outside enterprise that competes for business with the Company;

(c) outside employment of a Covered Person, or a member of his or her immediate family, whether as a consultant, director, officer, employee or independent contractor, with an entity that is involved or seeks to become involved in a business relationship with the Company; or

(d) appointment of a Covered Person, or a member of his or her immediate family, to a public office, board or commission that may create an appearance of a conflict of interest between the goals and purposes of that organization and the Company's business. Such appointment would include a "public service" organization or a not-for-profit organization.

6. Covered Persons must not take for themselves opportunities that they discover while working for the Company, or use corporate property or information for personal gain.

Covered Persons must not (a) take personal advantage of a situation or knowledge acquired through the use of his or her position or the Company's property, if the situation or knowledge could be used for the Company's benefit, (b) use his or her position or the Company's property or information for personal gain, or
(c) compete with the Company. Covered Persons owe a duty to the Company to advance its interests whenever the opportunity arises.

7. In drafting periodic reports that are to be filed with the Commission, Covered Persons should take all steps necessary to ensure full, fair, accurate, timely and complete disclosure.

(a) Go Beyond the Minimum Disclosure Required by Law . While in the past periodic reporting has focused on disclosing only those items that were mandated by the law, Covered Persons should go beyond the minimum requirements to convey the full financial picture of the Company to the public. Areas of special attention include: off-balance sheet structures, insider and affiliated party transactions, board relationships, accounting policies, and auditor relationships.

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(b) Make Sure All Relationships that Could Give Rise to Any Perceived Conflicts are Fully Disclosed . Given the recent focus of lawmakers on a more complete disclosure of any material conflict of interest to the public, it is important to ensure that any transaction that threatens to create the appearance of a conflict of interest must be fully disclosed in the Company's periodic reports.

(c) Use the Management Discussion & Analysis (the " MD&A ") Section to Paint a Complete Picture of the Company's Financial Condition . A well-written MD&A analysis should be used in order to explain fully all of the key factors, risks and assumptions that support the Company's business model. While the analysis is far from being an exact science, the MD&A analysis should be used to appraise the Company's investors fully and accurately of the Company's financial condition.

(d) Use Clear Language . Over the years, accounting rules have grown increasingly complex, and simple economic facts are often obscured with the use of complicated legal or technical terminology. Covered Persons should strive to present their analysis of the Company's financial condition in such a way that average investors can reasonably be expected to understand the importance of the information contained in the periodic reports.

(e) Seek Guidance from the Audit Committee . With an increased emphasis on a better conformity with accounting standards, Covered Persons should maintain a constant working relationship with the Company's Audit Committee to ensure that accounting standards are being applied uniformly and that the Company's disclosure is supported by sound judgment and analysis.

(f) Provide Management with Ample Time to Review and Comment on Disclosure Documents . In an effort to meet periodic reporting deadlines, the Company's management and auditors are often not provided with an adequate opportunity to review each disclosure document and to assess its completeness and accuracy. Covered Persons should focus on completing the financial disclosure in periodic reports well ahead of the timing deadlines to allow more time for review by management and auditors.

8. Covered Persons must comply with all laws and regulations that apply to the Company's business.

All Covered Persons should understand those laws that apply to them in the performance of their duties and ensure that their decisions and actions are conducted in conformity with those laws. Any violation of the applicable laws can subject the Company or the implicated Covered Person to liability.


                             Adopted by the Board of Directors on June 28, 2004